Exhibit 99.3

RMB Capital Holdings, LLC, a Delaware limited liability company, RMB Capital Management LLC, a Delaware limited liability company, Mendon Capital Advisors Corp., a Delaware corporation, RMB Mendon Managers LLC, a Delaware limited liability company, Mendon Capital LLC, a Delaware limited liability company, Mendon Capital Ltd., a Cayman Islands exempted company with limited liability and Mendon Capital Master Fund Ltd., a Cayman Islands exempted company with limited liability (each, a “ RMB Acquirer”), and their subsidiaries and affiliates (collectively, “RMB Acquirer Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of Bank of the Carolinas Corporation (“BCC”), Mocksville, North Carolina, or any of its subsidiaries;

2.	Have or seek to have more than one representative of RMB Acquirer Group serve on the board of directors of BCC or any of its subsidiaries;

3.	Permit any representative of the RMB Acquirer Group who serves on the board of directors of BCC or any of its subsidiaries to serve:

i.	as the chairman of the board of directors of BCC or any of its subsidiaries;

ii.	as the chairman of any committee of the board of directors of BCC or any of its subsidiaries;

iii.	as a member of any committee of the board of directors of BCC or any of its subsidiaries if the RMB Acquirer Group representative occupies more than 25 percent of the seats on the committee;

iv.	as a member of any committee that has the authority or practical ability to unilaterally make (or block the making of) policy or other decisions that bind the board or management of the BCC or any of its subsidiaries;

4.	Have or seek to have any employee or representative of the RMB Acquirer Group serve as an officer, agent, or employee of BCC or any of its subsidiaries;

5.	Take any action that would cause BCC or any of its subsidiaries to become a subsidiary of RMB Acquirer Group;

6.	Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the RMB Acquirer Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of BCC or any of its subsidiaries;

7.	Own or control equity interests that would result in the combined voting and nonvoting equity interests of the RMB Acquirer Group and its officers and directors to equal or exceed 25 percent of the total equity capital of BCC or any of its subsidiaries, except that, if the RMB Acquirer Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of BCC, RMB Acquirer Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of BCC or any of its subsidiaries;

8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of BCC or any of its subsidiaries;

9.	Enter into any agreement with BCC or any of its subsidiaries that substantially limits the discretion of BCC’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of BCC or any of its subsidiaries;

11.	Dispose or threaten to dispose (explicitly or implicitly) of equity interests of BCC or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by BCC or any of its subsidiaries; or

12.	Enter into any other banking or nonbanking transactions with BCC or any of its subsidiaries, except that the RMB Acquirer Group may establish and maintain deposit accounts with BCC, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with BCC.

In addition, each member of the RMB Acquirer Group commits to the following:

13.	Each member of RMB Acquirer Group agrees to provide all information, without regard to whether such information is located within or without the United States, requested in connection with any investigation, action, or proceeding by the Board relating to:

(a) enforcement or possible enforcement of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841 et seq. (“BHC Act”), or the Change in Bank Control Act of 1978, as amended, 12 U.S.C. § 1817(j) (“CIBC Act”); and

(b) the ownership or control by RMB Acquirer Group of equity interests in BCC.

14.

Each member of RMB Acquirer Group consents and submits to the personal jurisdiction of any federal court of competent jurisdiction and of the Board for purposes of any investigation or possible investigation, action, subpoena, examination, or proceeding relating to the administration or enforcement of these commitments, the BHC Act, or the CIBC Act. For purposes of this Commitment, RMB Acquirer Group shall at all times maintain in the United States a designated agent, acceptable to the Board, to accept service on its behalf, including service of any process, notice, order, or subpoena. Each member of

RMB Acquirer Group designates Walter Clark, Chief Operating Officer of RMB Capital Management, located at 115 S. LaSalle St., 34th Floor, Chicago, IL 60603, as its agent to accept such service, and will not change this designation without notice to and consent of the Board.

Each RMB Acquirer also certifies that:

15.	RMB Acquirer is not an affiliate of any other investor (excluding other RMB Acquirers) in the proposed transaction (individually, each an “Investor,” and, collectively, the “Investors”);

16.	RMB Acquirer has reached its decision to invest in BCC independently from the other Investors;

17.	RMB Acquirer is not managed or advised by an investment manager or investment advisor who performs the same services for any other Investor (excluding other RMB Acquirers);

18.	RMB Acquirer (including any subsidiary or affiliate of a RMB Acquirer) has not engaged and will not engage as part of a group consisting of substantially the same entities as the Investors, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States without prior consultation with the Board;

19.	RMB Acquirer has not and will not enter into any agreements or understandings with any other Investor to act in concert for the purpose of exercising a controlling influence over BCC or any of its subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of BCC; and

20.	Any director representing RMB Acquirer will not collude or conspire with any other directors or shareholders of BCC with respect to the exercise of any director’s voting rights. Nothing in this commitment shall limit a director’s ability to exercise its legitimate duties/rights as a director of BCC, including the ability to consult with other directors and shareholders as appropriate.

The terms used in these commitments have the same meanings as set forth in the BHC Act and the Board’s Regulation Y. For purposes of these commitments, “Investor” includes any subsidiary or affiliate of the Investor.

Nothing in these commitments releases the RMB Acquirer Group from compliance with the CIBC Act and any regulations thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of BCC.

Each RMB Acquirer understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to RMB Acquirer Group’s acquisition of up to 9.9 percent of voting shares of BCC, and, as such, may be enforced in proceedings under applicable law.

Mendon Capital Advisors Corp.

By:
Anton Schutz
Its:	President

RMB Capital Holdings LLC
RMB Capital Management LLC
RMB Mendon Managers LLC
Mendon Capital LLC

By:
Walter Clark
Its:	Manager of RMB Capital Holdings LLC and its subsidiaries

Mendon Capital Ltd.
Mendon Capital Master Fund Ltd.

By:
Walter Clark
Its:	President

4